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                              EXHIBIT 10.23

                           DONALD J. WILLIAMSON
                           Chairman of the Board
                            The Colonel's, Inc.
                           620 South Platt Road
                               P.O. Box 130
                           Milan, Michigan 48160

                                                  TELEPHONE: (313) 439-4200
                                                  Facsimile: (313) 439-0835

June 28, 1996

Mr. John Carpenter
2161 South Oak Road
Davison, Michigan 48423

     Re:    Employment Agreement

Dear John:

I thought it might be helpful to both you and The Colonel's if I set out The Colonel's offer to you in writing. If you decide to accept this offer, please sign in the space provided below my signature. Your signature combined with mine will make this letter a formal employment contract between The Colonel's, Inc. and you.


                              JOB DESCRIPTION

Your title and position at The Colonel's will be "National Sales Manager-Bedliner Division." In that capacity, you would be responsible for supervising The Colonel's Bedliner sales force, participating in the formulation of and then being primarily responsible for executing marketing plans and campaigns. In order to fully utilize your skills and experience, The Colonel's would expect you to assume control and have primary oversight responsibility for the smooth solicitation, receipt, filling and shipping of customer orders. The people receiving orders, filing them, and arranging for their shipment would report, directly or ultimately, to you.

Because your position is crucial to the growth and success of the bedliner division, we have agreed that it will likely be full six-day a week for the foreseeable future.

The Colonel's would expect that you will work closely with manufacturing, personnel and finance in coordinating your efforts with theirs, but you would report directly to me as the Chairman of the Board and Chief Executive Officer. As you and I have discussed, The Colonel's would like


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Mr. John Carpenter
June 27, 1996
Page 2


its warehouse outlets, bumper sales force, and bedliner sales forces to work together for the common goal of growing The Colonel's and its product lines. Each Department and Division head's ability to work with one another will be an important component of how The Colonel's evaluates each person's performance and success.


                            BASE OF OPERATIONS

Your primary base of operations will be located at the Owosso bedliner plant. We anticipate that you may meet with other Colonel's executives at its Milan facility, as well.


                            SALARY AND BENEFITS

Your base salary will be $100,000, payable in equal weekly installments.
In addition, you will receive a bonus equal to 10<Cents> per liner for each liner sold by The Colonel's. That bonus will be computed and paid monthly between the 15th and last day of the following month.

You will be entitled to one week's "paid" vacation during your first three years of service and two weeks a year after that. The Colonel's will provide you with Blue Cross/Blue Shield (or equivalent) health coverage.
At the present time, The Colonel's does not offer any other retirement or disability benefits. Your position will entitle you to equally participate in any programs adopted for management and salaried personnel in the future.


                       VEHICLE, TRAVEL AND EXPENSES

The Colonel's will provide you with the use of a pickup truck and appropriate collision and liability insurance under our fleet coverage, and needed periodic maintenance. You will be responsible for personal use gasoline. Your travel costs to conventions, industry meetings, and specific visits to particular customers will be reimbursed by The Colonel's. Arrangements regarding travel accommodations, etc., for you will be uniform with those for the five highest paying positions at The Colonel's. We anticipate that future special requirements related to your position will be arranged between you and the CEO or Chairman.





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Mr. John Carpenter
June 27, 1996
Page 3


               YOUR AVAILABILITY AND PROPOSED STARTING DATE

You have advised me that you are not under any legal impediment or noncompete or confidentiality agreement which would prevent you from starting your employment under this agreement immediately. We have agreed that you will begin your duties two weeks after you sign this agreement, at which time your salary and benefits will commence. In the event that your health coverage does not begin immediately, The Colonel's agrees to reimburse you for the cost of continuing your present coverage until our coverage for you becomes effective.


                  TERM OF AGREEMENT AND SEVERANCE PACKAGE

You have proposed that this employment contract cover the first five years of your employment, with either party being able to terminate it for just cause. You have further proposed that The Colonel's have the right to terminate your employment without any cause by tendering a termination payment equal to 3 month's salary and your any accrued but unpaid salary and bonuses earned as of the date of that tender. Under your proposal, you may terminate this agreement by giving 30 days notice, with all benefits (not otherwise covered by COBRA) ending when that 30 period expires. Your proposal is acceptable to The Colonel's and is incorporated herein.


                          LOYALTY AND GOOD FAITH

In return for the compensation and employment benefits described above, you agree that you will faithfully perform the duties assigned to you to the best of your ability, to devote your entire compensated time to The Colonel's business, and not to engage or become interested in any other business during this agreement's term that would detract from or conflict with your responsibilities under this agreement.


                          COVENANT NOT TO COMPETE

You have proposed, in return for The Colonel's undertakings under this agreement, that you will agree not to associate with or engage in any business engaged in the manufacture, distribution or sale of bedliners for a period of two years from the date of your separation from service. Your proposal is acceptable to The Colonel's and is incorporated herein




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Mr. John Carpenter
June 27, 1996
Page 4


                 CONFIDENTIAL AND PROPRIETARY INFORMATION

You agree that all records, papers, information, materials and supplies distributed to you, assigned to you, collected or prepared by you, or which otherwise come into your possession during the performance of your duties during the term of this agreement will be considered The Colonel's property and will be returned immediately upon our request or the termination of this agreement by either party.


                                ARBITRATION

Any and every dispute that may arise between The Colonel's and you regarding this contract or either party's performance under it will be resolved by binding arbitration under the rules of the American Arbitration Association.


                    ACKNOWLEDGMENT OF OTHER AGREEMENTS
                     NOT AFFECTING THE COLONEL'S, INC.

You and I have reached agreement on certain other matters to which The Colonel's, Inc. is not a party. Regardless of whether those matters are reduced to writing or not, you and I have agreed that The Colonel's, Inc. is only a party to the terms expressly set out in this agreement and that this agreement states all of the obligations that you and The Colonel's owe to one another.

The position that we want you to fill and the abilities that you bring to The Colonel's can't be fully captured in a single document or snapshot. There are items or areas that may not be covered by this letter. As to those terms that are set out in it, The Colonel's and you do agree that those written terms can only be changed or superseded by terms that are reduced to writing and signed by both parties.

Yours truly,


Donald J. Williamson
Chairman of the Board and
Chief Executive Officer
The Colonel's, Inc.




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Mr. John Carpenter
June 27, 1996
Page 5


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The terms set out in the preceding 4 pages of this letter, which I have joined Donald J. Williamson in initialing, accurately state the understandings that I have reached with The Colonel's and I accept The Colonel's offer of employment as set out above in this letter.


/S/ JOHN W. CARPENTER
John W. Carpenter
July 15, 1996